AMENDED AND RESTATED

SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

BY AND AMONG

VIRTUS MUTUAL FUNDS,

VP DISTRIBUTORS, INC.

AND

BOSTON FINANCIAL DATA SERVICES, INC.

AMENDED AND RESTATED

SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

AGREEMENT made as of the 1ST day of January, 2010, by and among each of the investment companies known as the VIRTUS MUTUAL FUNDS (including each series thereof, a “Portfolio”, and collectively as the “Portfolios”) as listed on Schedule A (which may be amended by the parties from time to time and made subject to this Agreement in accordance with Section 16 )(the “Fund(s)”), VP DISTRIBUTORS, INC. (formerly Phoenix Equity Planning Corporation), a Connecticut corporation, having its principal office and place of business at 100 Pearl St., Hartford, Connecticut 06103 (the “Transfer Agent”), and BOSTON FINANCIAL DATA SERVICES, INC., a Massachusetts corporation having its principal office and place of business at 2000 Crown Colony Drive, North Quincy, Massachusetts 02169 (the “Sub-Transfer Agent”).

WHEREAS, the Transfer Agent has been assigned 030197 as its six-digit FINS number by the Depository Trust Company of New York, NY (“DTC”);

WHEREAS, the Transfer Agent registered with the U. S. Securities and Exchange Commission, its appropriate regulatory authority (“ARA”) and has been assigned a seven digit number (generally beginning with an “84” or an “85”) ARA number of 084-5491;

WHEREAS, the Transfer Agent has been appointed by each of the Funds (including each Portfolio), each an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended, as transfer agent, dividend disbursing agent and shareholder servicing agent in connection with certain activities, and the Transfer Agent has accepted each such appointment;

WHEREAS, the Transfer Agent has entered into a Transfer Agency and Service Agreement with each of the Funds (including each series thereof) listed on Schedule A pursuant to which the Transfer Agent is responsible for certain transfer agency and dividend disbursing functions and the Transfer Agent is authorized to subcontract for the performance of its obligations and duties thereunder in whole or in part with the Sub-Transfer Agent;

WHEREAS, the Funds and the Transfer Agent are desirous of having the Sub-Transfer Agent perform certain shareholder accounting, administrative and servicing function (collectively “Shareholder and Record-Keeping Services”);

WHEREAS, the Funds and the Transfer Agent desire to appoint the Sub-Transfer Agent as their agent, and the Sub-Transfer Agent desires to accept such appointment; and

WHEREAS, the parties hereto acknowledge and agree that the Sub-Transfer Agency and Service Agreement between Phoenix Equity Planning Corporation and Boston Financial Data Services, Inc., effective January 1, 2005, as amended, is superseded by this Agreement and terminated as of the effective date hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Terms of Appointment; Duties

1.1	Sub-Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, the Transfer Agent and the Funds hereby employ and appoint the Sub-Transfer Agent to act as, and the Sub-Transfer Agent agrees to act as, the agent of the Transfer Agent for the shares of the Funds in connection with any accumulation, open-account, retirement plans or similar plan provided to the shareholders of each Fund (“Shareholders”) and set out in the currently effective prospectus and statement of additional information (“prospectus”) of each such Fund, including without limitation any periodic investment plan or periodic withdrawal program. As used herein, the term “Shares” means the authorized and issued shares of common stock, or shares of beneficial interest, as the case may be, for each of the Funds (including each series thereof) enumerated in Schedule A. In accordance with procedures established from time to time by agreement between the Transfer Agent and the Sub-Transfer Agent, and as further defined in Section 1.2(h), the Sub-Transfer Agent agrees that it will perform the following Shareholder and Record-Keeping services:

(a) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Fund authorized pursuant to the Agreement and Declaration of Trust of the Fund (the “Custodian”);

(b) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

(c) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

(d) In respect to the transactions in items (a), (b) and (c) above, the Sub-Transfer Agent shall execute transactions directly with broker-dealers authorized by the Fund;

(e) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

(f) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

(g) Prepare and transmit payments for dividends and distributions declared by the Fund;

(h) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Sub-Transfer Agent of indemnification satisfactory to the Sub-Transfer Agent and protecting the Sub-Transfer Agent and the Fund, and the Sub-Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

(i) Issue replacement checks and place stop orders on original checks based on Shareholder’s representation that a check was not received or was lost. Such stop orders and replacements will be deemed to have been made at the request of the Transfer Agent, and the Transfer Agent shall be responsible for all losses or claims resulting from such replacement;

(j) Maintain records of account for and advise the Transfer Agent and the Shareholders as to the foregoing; and

(k) Record the issuance of Shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares of the Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Sub-Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

1.2	Additional Services. In addition to, and neither in lieu nor in contravention of, the services set forth in the above paragraph, the Sub-Transfer Agent shall perform the following services:

(a) Other Customary Services. Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plan (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information. To the extent that the Sub-Transfer Agent provides any services under this Agreement that relate to compliance by the Transfer Agent with the Internal Revenue Code of 1986 or any other tax law, including without limitation the services described in this Section 1.2(a), the Sub-Transfer Agent will not make any judgments or exercise any discretion of any kind (except to the extent of making mathematical calculations, classifications or other actions based on express instructions provided by the Transfer Agent), including with regard to: (i) determining the actions required for compliance or when such compliance has been achieved; (ii) determining the amounts of taxes that should be withheld on Shareholder accounts; (iii) determining the amounts that should be reported in or on any specific box or line of any tax form; (iv) classifying the status of Shareholders and Shareholders accounts under applicable tax law; and (v) paying withholding and other taxes;

(b) Control Book (also known as “Super Sheet”). Maintain a daily record and produce a daily report for the Fund of all transactions and receipts and disbursements of money and securities and deliver a copy of such report for the Fund for each business day to the Fund no later than 9:00 AM Eastern Time, or such earlier time as the Fund may reasonably require, on the next business day;

(c) “Blue Sky” Reporting. The Fund or Transfer Agent shall (i) identify to the Sub-Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of the Sub-Transfer Agent for the Fund’s blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and providing a system which will enable the Fund to monitor the total number of Shares sold in each State;

(d) National Securities Clearing Corporation (the “NSCC”). (i) accept and effectuate the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Fund), in accordance with, instructions transmitted to and received by the Sub-Transfer Agent by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by the Sub-Transfer Agent; (ii) issue instructions to Fund’s banks for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Fund’s records on DST Systems, Inc. computer system TA2000 (“TA2000 System”) in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts on TA2000 System through Networking;

(e) New Procedures. New procedures as to who shall provide certain of these services in Section 1 may be established in writing from time to time by agreement between the Transfer Agent and the Sub-Transfer. The Sub-Transfer Agent may at times perform only a portion of these services and the Transfer Agent, the Funds or their agent may perform these services on the Fund’s behalf; and

(f) Anti-Money Laundering (“AML”) Delegation. If the Transfer Agent elects to delegate to the Sub-Transfer Agent certain AML duties under this Agreement, the Transfer Agent and Sub-Transfer Agent will agree to such duties and terms as stated in the attached schedule (“Schedule 1.2(f)” entitled “AML Delegation”) which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the duties by the Sub-Transfer Agent pursuant to this Section 1.2(f), the Funds will pay the Sub-Transfer Agent for the reasonable administrative expense that may be associated with such additional duties in the amount as the parties may from time to time agree in writing in accordance with Section 3 (Fees and Expenses) below;

(g) Omnibus Transparency Services. Upon request of the Transfer Agent, the Sub-Transfer Agent shall carry out certain information requests, analyses and reporting services in support of the Fund’s obligations pursuant to Rule 22c-2(a)(2)(3) under the Investment Company Act of 1940, as amended. The Transfer Agent and Sub-Transfer Agent will agree to such services and terms as stated in the attached schedule (“Schedule 1.2(g)” entitled “Omnibus Transparency Services”) that may be changed from time to time subject to mutual written agreement between the Transfer Agent and Sub-Transfer Agent. In consideration of the performance of the services by the Sub-Transfer Agent pursuant to this Section 1.2(g), the Funds will pay the Sub-Transfer Agent such fees and expenses associated with such additional services as set forth under the heading “Omnibus Transparency Full Service Fees” on Schedule 3.1. If at any time the Sub-Transfer Agent discontinues providing these services, the corresponding fees and expenses shall no longer apply;

(h) Performance of Certain Services by the Fund or Affiliates or Agents. New procedures as to who shall provide certain of these services may be established in writing from time to time by agreement between the parties. The Sub-Transfer Agent may at times perform only a portion of these services and the Transfer Agent, the Fund or others appointed by the Transfer Agent or the Fund may perform the remainder of these services. As of the commencement of this Agreement, the parties agree that the division of the services as between the Transfer Agent and the Sub-Transfer Agent shall be as outlined in Schedule 1.2(h), entitled “Division of Services,” and the fees set forth in Schedule 3.1 shall be payment for such division of services. Any material change to Schedule 1.2(h) shall be by mutual written agreement of the parties and in connection therewith, the fees set forth in Schedule 3.1 shall be modified accordingly by the mutual written agreement of the parties;

(i) Key Personnel. The Sub-Transfer Agent will use its best efforts to maintain the stability and continuity of Key Personnel (defined below) to provide services to the Transfer Agent and will not arbitrarily replace or reassign Key Personnel during the term of this Agreement. For purposes of this Agreement, Key Personnel shall mean the Relationship Manager and the Client Service Officer assigned to the Transfer Agent as of the date of this Agreement;

(j) Dedicated Processing Team. The Sub-Transfer Agent will use its best efforts to maintain a dedicated transaction processing team to provide Services to Fund shareholders and will not arbitrarily replace or reassign team members during the term of this Agreement.

(k) Service Level Agreement. The Transfer Agent and the Sub-Transfer Agent will agree from time to time on service levels with respect to performance under this Agreement. Such Service Levels shall be set forth in a separate written agreement executed by both parties, which may be modified by agreement of the parties in writing from time to time.

(l) Internet Presentment Applications. The Sub-Transfer Agent will arrange for the provision of certain services relating to the electronic presentment of certain documents to Fund shareholders, in accordance with the terms as stated in the attached schedule (“Schedule 1.2(l)” entitled “Internet Presentment Applications”) that may be changed from time to time subject to mutual written agreement between the Transfer Agent and the Sub-Transfer Agent. In consideration of the performance of the services by the Sub-Transfer Agent pursuant to this Section 1.2(l), the Funds will pay the Sub-Transfer Agent such fees and expenses associated with such additional services as set forth under the heading “Internet Presentment Application Service Fees” on Schedule 3.1.

1.3

Fiduciary Accounts. With respect to certain retirement plans (such as individual retirement accounts (“IRAs”)) or accounts, SIMPLE IRAs, SEP IRAs, Roth IRAs, Coverdell Education Savings Accounts, and 403(b) Plans (collectively, such accounts, “Fiduciary Accounts”), the Sub-Transfer Agent, at the request of the Transfer Agent, shall arrange for the provision of appropriate prototype plans as well as provide or arrange for the provision of various services to such plans and/or accounts, which services may include custodial services to be provided by State Street Bank and Trust Company (the “Bank”), account set-up maintenance, and disbursements as well as such other services as the parties hereto shall mutually agree upon.

2.	Third Party Administrators for Defined Contribution Plans

2.1	The Fund may decide to make available to certain of its customers, a qualified plan program (the “Program”) pursuant to which the customers (“Employers”) may adopt certain plans of deferred compensation (“Plan or Plans”) for the benefit of the individual Plan participant (the “Plan Participant”), such Plan(s) being qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”) and administered by third party administrators which may be plan administrators as defined in the Employee Retirement Income Security Act of 1974, as amended)(the “TPA(s)”).

2.2	In accordance with the procedures established in the initial Schedule 2.1 entitled “Third Party Administrator Procedures”, as may be amended by the Sub-Transfer Agent and the Transfer Agent from time to time (“Schedule 2.1”), the Sub-Transfer Agent shall:

(a) Treat Shareholder accounts established by the Plans in the name of the Trustees, Plans or TPAs as the case may be as omnibus accounts;

(b) Maintain omnibus accounts on its records in the name of the TPA or its designee as the Trustee for the benefit of the Plan; and

(c) Perform all services under Section 1 as sub-transfer agent of the Funds and not as a record-keeper for the Plans.

2.3	Transactions identified under Section 2 of this Agreement shall be deemed exception services (“Exception Services”) when such transactions:

(a) Require the Sub-Transfer Agent to use methods and procedures other than those usually employed by the Sub-Transfer Agent to perform services under Section 1 of this Agreement;

(b) Involve the provision of information to the Sub-Transfer Agent after the commencement of the nightly processing cycle of the TA2000 System; or

(c) Require more manual intervention by the Sub-Transfer Agent, either in the entry of data or in the modification or amendment of reports generated by the TA2000 System than is usually required by non-retirement plan and pre-nightly transactions.

3.	Fees and Expenses

3.1	Fee Schedule. For the performance by the Sub-Transfer Agent pursuant to this Agreement, the Funds agree to pay the Sub-Transfer Agent an annual maintenance fee for each Shareholder account as set forth in the attached fee schedule (“Schedule 3.1”). Such fees and out-of-pocket expenses and advances identified under Section 3.2 below may be changed from time to time subject to mutual written agreement between the Funds and the Sub-Transfer Agent.

3.2	Out-of-Pocket Expenses. In addition to the fee paid under Section 3.1 above, the Funds agree to reimburse the Sub-Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Sub-Transfer Agent for the items set out in Schedule 3.1 attached hereto. In addition, any other expenses incurred by the Sub-Transfer Agent at the request or with the consent of the Transfer Agent, will be reimbursed by the Fund.

3.3	Postage. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts which are to be completed by the Sub-Transfer Agent shall be advanced to the Sub-Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

3.4	Invoices. The Funds agree to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice, except for any fees or expenses which are subject to good faith dispute. In the event of such a dispute, the applicable Fund(s) may only withhold that portion of the fee or expense subject to the good faith dispute. The Transfer Agent shall notify the Sub-Transfer Agent in writing within twenty-one (21) calendar days following the receipt of each billing notice if a Fund is disputing any amounts in good faith. If the Fund does not provide such notice of dispute within the required time, the billing notice will be deemed accepted by the Fund. The Fund shall settle such disputed amounts within five (5) days of the day on which the parties agree on the amount to be paid by payment of the agreed amount. If no agreement is reached, then such disputed amounts shall be settled by law or legal process.

3.5	Cost of Living Adjustment. The fees hereunder shall not be adjusted prior to June 1, 2011. Beginning on June 1, 2011, the total fee for all services for each year shall equal the fee that would be charged for the same services based on a fee rate (as reflected in the then-current Schedule 3.1) adjusted by the lesser of (i) the percentage change for the twelve-month period of the previous calendar year of the Consumer Price Index (as more specifically defined below), and (ii) three percent (3%).

(a) Consumer Price Index. The parties agree to use the Consumer Price Index for all Urban Consumers (CPI-U) Northeast Urban Index (not seasonally adjusted) (Series ID CUUR0100SA0), Base Period 1982-1984 = 100 (the “CPI”), as the basis for cap on changes in fees. The CPI is published by the Bureau of Labor Statistics (the “BLS”) of the U.S. Department of Labor. For purposes of this Agreement, the most recently published CPI as of the date on which a cost of living adjustment occurs is the “CPI Current Index”, and the “CPI Base Index” is the CPI most recently published as of June 1, 2011 and the CPI most recently published as of the date for subsequent adjustments. If, on January 1 of any year beginning in 2011, the CPI Current Index is higher or lower than the CPI Base Index, then, effective as of such date, an adjustment to the fees will be made by increasing or decreasing the fees no greater than by the percentage that the CPI Current Index increased or decreased from the CPI Base Index, subject to the cap on changes to fees as stated above. In calculating the percentage change, the parties agree to round to one decimal place. The parties acknowledge and agree that Sub-Transfer Agent will adjust the fees and will advise the Funds and the Transfer Agent of such adjustments in writing so that the new fees will amend this

Agreement and become effective on June 1 of the applicable year, subject to the terms hereof. If no adjustment is made on June 1 of any year beginning with 2011 for any reason, Sub-Transfer Agent will advise the Funds and the Transfer Agent in writing of such fact.

(b) Changes to Index. In the event that the BLS should stop publishing the CPI or should substantially change the content, format or calculation methodology of the CPI, the parties will substitute another comparable measure published by a mutually agreeable source, except as noted below. If the change is to redefine the base period for the CPI from one period to some other period, the parties will continue to use the index but will use the new base period figures for all future adjustments. If the change is to the name of the CPI, the new name will be used instead of the old name so long as the numbers previously published for the index have not changed.

3.6	Late Payments. If any undisputed amount in an invoice of the Sub-Transfer Agent (for fees or reimbursable expenses) is not paid when due, the applicable Fund(s) shall pay the Sub-Transfer Agent interest thereon (from the due date to the date of payment) at a per annum rate equal to one percent (1.0%) plus the prime Rate (that is, the base rate on corporate loans posted by large domestic banks) published by The Wall Street Journal (or, in the event such rate is not so published, a reasonably equivalent published rate selected by the Transfer Agent on the first day of publication during the month when such amount was due. Notwithstanding any other provision hereof, such interest rate shall be no greater than permitted under applicable provision of Massachusetts law.

4.	Representations and Warranties of the Sub-Transfer Agent

The Sub-Transfer Agent represents and warrants to the Transfer Agent and the Funds that:

4.1	It is a corporation duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts.

4.2	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

4.3	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

4.4	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

4.5	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.6	It will provide security, as set forth in Section 10 of this Agreement, for Fund and Transfer Agent materials in Sub-Transfer Agent’s possession, in the same manner and to the same extent by which Sub-Transfer Agent treats its own Confidential information.

4.7	It will provide to Transfer Agent, upon request, Sub-Transfer Agent’s certification related to its internal controls for handling of Transfer Agent’s information. Upon request, Sub-Transfer Agent will provide a copy of its SAS 70 report to Transfer Agent on a semi-annual basis.

5.	Representations and Warranties of the Transfer Agent and the Funds

5.1	The Transfer Agent represents and warrants to the Sub-Transfer Agent that:

5.1.1	It is a corporation duly organized and existing and in good standing under the laws of the State of Connecticut.

5.1.2	It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

5.1.3	All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

5.1.4	It has obtained, from each Fund, all consents and approvals necessary for the subcontracting of the Shareholder and Record-Keeping Services being provided herein.

5.2	Each Fund represents and warrants to the Sub-Transfer Agent that:

5.2.1	It is a trust duly organized and existing and in good standing under the laws of the state of its formation.

5.2.2	It is empowered under applicable laws and by its Agreement and Declaration of Trust to enter into and perform this Agreement.

5.2.3	All trust proceedings required by the Agreement and Declaration of Trust have been taken to authorize it to enter into and perform this Agreement.

5.2.4	It is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended.

5.2.5	A registration statement under the Securities Act of 1933, as amended is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of its Portfolios being offered for sale.

6.	Wire Transfer Operating Guidelines

6.1	Obligation of Sender. The Sub-Transfer Agent is authorized to promptly debit the appropriate Transfer Agent account(s) upon the receipt of a payment order in compliance with the selected security procedure (the “Security Procedure”) chosen for funds transfer and in the amount of money that the Sub-Transfer Agent has been instructed to transfer. The Sub-Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Transfer Agent instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

6.2	Security Procedure. The Transfer Agent acknowledges that the Security Procedure it has designated on the Transfer Agent Selection Form was selected by the Transfer Agent from security procedures offered by the Sub-Transfer Agent. The Transfer Agent shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Sub-Transfer Agent in writing. The Transfer Agent must notify the Sub-Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Transfer Agent’s authorized personnel. The Sub-Transfer Agent shall verify the authenticity of all Transfer Agent instructions according to the Security Procedure.

6.3	Account Numbers. The Sub-Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

6.4	Rejection. The Sub-Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Sub-Transfer Agent’s receipt of such payment order; (b) if initiating such payment order would cause the Sub-Transfer Agent, in the Sub-Transfer Agent’s sole judgment, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Sub-Transfer Agent; or (c) if the Sub-Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

6.5	Cancellation Amendment. The Sub-Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Sub-Transfer Agent reasonable opportunity to act. However, the Sub-Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

6.6	Errors. The Sub-Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Sub-Transfer Agent complies with the payment order instructions as received and the Sub-Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

6.7	Interest. The Sub-Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Sub-Transfer Agent is notified of the unauthorized payment order within thirty (30) days of notification by the Sub-Transfer Agent of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Sub-Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

6.8	ACH Credit Entries/Provisional Payments. When the Transfer Agent initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Bank will act as an Originating Depository Financial Institution and/or Receiving Depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Sub-Transfer Agent with respect to an ACH credit entry are provisional until the Sub-Transfer Agent receives final settlement for such entry from the Federal Reserve Bank. If the Sub-Transfer Agent does not receive such final settlement, the Fund agrees that the Sub-Transfer Agent shall receive a refund of the amount credited to the Fund in connection with such entry, and the party making payment to the Fund via such entry shall not be deemed to have paid the amount of the entry.

6.9	Confirmation. Confirmation of Sub-Transfer Agent’s execution of payment orders shall ordinarily be provided within twenty four (24) hours notice of which may be delivered through the Sub-Transfer Agent’s proprietary information systems, or by facsimile or call-back. Transfer Agent must report any objections to the execution of an order within thirty (30) days.

7.	Data Access and Proprietary Information

7.1	The Transfer Agent acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Transfer Agent by the Sub-Transfer Agent as part of the Fund’s ability to access certain Fund-related data (“Customer Data”) maintained by the Sub-Transfer Agent on databases under the control and ownership of the Sub-Transfer Agent or other third party (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Sub-Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Transfer Agent agrees to treat all Proprietary Information as proprietary to the Sub-Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Transfer Agent agrees for itself and its employees and agents to:

(a) Use such programs and databases (i) solely on the Transfer Agent’s computers, or (ii) solely from equipment at the location agreed to between the Sub-Transfer Agent and the Transfer Agent and (iii) solely in accordance with the Sub-Transfer Agent’s applicable user documentation;

(b) Refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Transfer Agent’s computer(s)), the Proprietary Information;

(c) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Sub-Transfer Agent’s instructions;

(d) Refrain from causing or allowing information transmitted from the Sub-Transfer Agent’s computer to the Transfer Agent’s terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent (such permission not to be unreasonably withheld);

(e) Allow the Transfer Agent to have access only to those authorized transactions as agreed to between the Sub-Transfer Agent and the Transfer Agent; and

(f) Honor all reasonable written requests made by the Sub-Transfer Agent to protect at the Sub-Transfer Agent’s expense the rights of the Sub-Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

7.2	Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Sub-Transfer Agent; or (iii) are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

7.3	The Transfer Agent acknowledges that its obligation to protect the Sub-Transfer Agent’s Proprietary Information is essential to the business interest of the Sub-Transfer Agent and that the disclosure of such Proprietary Information in breach of this Agreement would cause the Sub-Transfer Agent immediate, substantial and irreparable harm, the value of which would be extremely difficult to determine. Accordingly, the parties agree that, in addition to any other remedies that may be available in law, equity, or otherwise for the disclosure or use of the Proprietary Information in breach of this Agreement, the Sub-Transfer Agent shall be entitled to seek and obtain a temporary restraining order, injunctive relief, or other equitable relief against the continuance of such breach.

7.4	If the Transfer Agent notifies the Sub-Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Sub-Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Sub-Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Transfer Agent agrees to make no claim against the Sub-Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE SUB-TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.5	If the transactions available to the Transfer Agent include the ability to originate electronic instructions to the Sub-Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Sub-Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Sub-Transfer Agent from time to time.

7.6	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 7. The obligations of this Section shall survive any earlier termination of this Agreement.

8.	Indemnification

8.1	The Sub-Transfer Agent shall not be responsible for, and the Transfer Agent and the Funds shall indemnify and hold the Sub-Transfer Agent and with respect to Section 8.1(e) herein, also the Bank, harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

(a) All actions of the Sub-Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, (including the defense of any law suit in which the Sub-Transfer Agent or affiliate is a named party), provided that such actions are taken in good faith and without negligence or willful misconduct;

(b) The Transfer Agent’s or the Fund’s respective lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Transfer Agent or the Fund, respectively, hereunder;

(c) The reliance upon, and any subsequent use of or action taken or omitted, by the Sub-Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, stock certificates or services, which are received by the Sub-Transfer Agent or its agents or subcontractors by machine readable input, facsimile, CRT data entry, electronic instructions or other similar means authorized by the Transfer Agent, and which have been prepared, maintained or performed by the Transfer Agent or each Fund or any other person or firm on behalf of the Transfer Agent or each Fund including but not limited to any broker-dealer, TPA or previous transfer agent or registrar; (ii) any instructions or requests of the Transfer Agent or each Fund or any of its officers; (iii) any instructions or opinions of legal counsel with respect to any matter arising in connection with the services to be performed by the Sub-Transfer Agent under this Agreement which are provided to the Sub-Transfer Agent after consultation with such legal counsel; or (iv) any paper or document reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(d) The acceptance of e-mail and facsimile transaction requests on behalf of individual Shareholders received from broker-dealers, TPAs, the Funds or the Transfer Agent, and the reliance by the Sub-Transfer Agent on the broker-dealer, TPA, the Fund or the Transfer Agent ensuring that the original source documentation is in good order and properly retained;

(e) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares;

(f) The negotiation and processing of any checks, wires and ACH payments including without limitation for deposit into the Fund’s demand deposit account maintained at the Bank;

(g) Upon the Fund’s request entering into any agreements required by the NSCC for the transmission of Fund or Shareholder data through the NSCC clearing systems; or

(h) Upon request of the Transfer Agent, the transmission by facsimile of shareholder information by the Sub-Transfer Agent to third parties designated by the Transfer Agent.

8.2	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which the Transfer Agent or a Fund may be required to indemnify the Sub-Transfer Agent, the Sub-Transfer Agent shall promptly notify the affected party of such assertion, and shall keep the affected party advised with respect to all developments concerning such claim. The affected party shall have the option to participate with the Sub-Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Sub-Transfer Agent. The Sub-Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Transfer Agent or a Fund may be required to indemnify the Sub-Transfer Agent except with the affected party’s prior written consent.

9.	Standard of Care/Limitation of Liability

The Sub-Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement. This standard of care shall apply to Exception Services as defined in Section 2.3 herein, but such application shall take into consideration the manual processing involved in, and time sensitive nature of, Exception Services. Notwithstanding the foregoing, Sub-Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by Sub-Transfer Agent under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the aggregate of the amounts actually received hereunder by Sub-Transfer Agent as fees and charges, but not including reimbursable expenses, during the six (6) calendar months immediately preceding the event for which recovery from Sub-Transfer Agent is being sought.

10.	Confidentiality

10.1

The Sub-Transfer Agent agrees that it will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever of the Transfer Agent or the Funds, used or gained by the Sub-Transfer Agent during performance under this Agreement. The Sub-Transfer Agent further covenants and agrees to retain all such knowledge and information acquired during and after the term of this Agreement from the Transfer Agent or the Funds respecting such lists, trade secrets, or any secret or confidential information whatsoever of the Transfer Agent or the Funds in trust for the sole benefit of the Transfer Agent or the Funds, and their respective successors and assigns.

The Transfer Agent and the Funds agree that they will not, at any time during the term of this Agreement or after its termination, reveal, divulge, or make known to any person, firm, corporation or other business organization, any customers’ lists, trade secrets, cost figures and projections, profit figures and projections, or any other secret or confidential information whatsoever of the Sub-Transfer Agent, used or gained by the the Transfer Agent or the Funds during performance under this Agreement. The Transfer Agent and the Funds further covenant and agree to retain all such knowledge and information acquired during and after the term of this Agreement from the Sub-Transfer Agent respecting such lists, trade secrets, or any secret or confidential information whatsoever of the Sub-Transfer Agent in trust for the sole benefit of the Sub-Transfer Agent, and the Sub-Transfer Agent’s successors and assigns.

In the event of breach of the foregoing by any party, the remedies provided by Section 7.3 shall be available to the party whose confidential information is disclosed. The above prohibition of disclosure shall not apply to the extent that the Sub-Transfer Agent must disclose such data to its sub-contractor or Fund agent for purposes of providing services under this Agreement.

10.2	In the event that any requests or demands are made for the inspection of the Shareholder records of the Fund, other than request for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (i.e., divorce and criminal actions), the Sub-Transfer Agent will use best efforts to notify the Transfer Agent and to secure instructions from an authorized officer of the Transfer Agent as to such inspection. The Sub-Transfer Agent expressly reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Shareholder records to such person or if required by law or court order.

11.	Covenants of the Transfer Agent and the Sub-Transfer Agent

11.1	The Sub-Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Transfer Agent for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

11.2	The Sub-Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Sub-Transfer Agent agrees that all such records prepared or maintained by the Sub-Transfer Agent relating to the services to be performed by the Sub-Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

11.3	In connection with the services provided under this Agreement, the Sub-Transfer Agent maintains and agrees to continue to maintain information security safeguards against the destruction, loss, theft or alteration of client-specific information in the possession of the Sub-Transfer Agent. The electronic delivery or transmission by the Sub-Transfer Agent to the Transfer Agent of any reports containing client-specific information shall be made only in accordance with mutually agreed upon procedures.

12.	Termination of Agreement

12.1	Term. The term of this Agreement (the “Initial Term”) shall be from the effective date first listed above through May 31, 2012 unless terminated pursuant to the provisions of this Section 12. Unless a terminating party gives written notice to the other parties one hundred twenty (120) days before the expiration of the Initial Term or any Renewal Term, this Agreement will renew automatically from year to year (each such year-to-year renewal, a “Renewal Term”). One hundred twenty (120) days before the expiration of the Initial Term or a Renewal Term, the parties to this Agreement will agree upon a Fee Schedule for the upcoming Renewal Term. Otherwise the fees shall be adjusted pursuant to Section 3.5 of the Agreement.

12.2	Termination by Transfer Agent and Funds for Cause. If Sub-Transfer Agent defaults in the performance of any of its material obligations (or repeatedly defaults in the performance of any of its other obligations) under this Agreement, and does not cure such default within sixty days (60) of notice of the default, then the Transfer Agent and the Funds may, by giving notice to Sub-Transfer Agent, terminate this Agreement as of the termination date specified in the notice of termination.

12.3	Early Termination. Notwithstanding anything contained in this Agreement to the contrary, should the Transfer Agent and the Funds desire to move any of the services provided by the Sub-Transfer Agent hereunder to a successor service provider prior to the expiration of the Initial Term, or without the required notice, the Sub-Transfer Agent shall make a good faith effort to facilitate the conversion on such prior date; however, there can be no guarantee or assurance that the Sub-Transfer Agent will be able to facilitate a conversion of services on such prior date. In connection with the foregoing, should the Transfer Agent and the Funds determine to convert the services to a successor service provider, or if the Funds are liquidated or their assets merged or purchased or the like with or by another entity which does not utilize the services of the Sub-Transfer Agent, except in the case of termination by the Funds and the Transfer Agent pursuant to Section 12.2 hereof, the Funds shall pay to the Sub-Transfer Agent an early termination fee (“Early Termination Fee”). The Early Termination Fee payable to the Sub-Transfer Agent shall be calculated at no more than $54,375, to be reduced pro rata monthly over the Initial Term, so that at the end of such Initial Term there shall be no further Early Termination Fee. The payment of the Early Termination Fee to the Sub-Transfer Agent as set forth shall be accelerated to the business day immediately prior to the conversion or termination of services.

12.4	Expiration of Term. During the Initial Term or Renewal Term, whichever currently is in effect, should any party exercise its right to terminate, all out-of-pocket expenses or costs associated with the movement of records and material will be borne by the Funds. Additionally, the Sub-Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination.

12.5	Confidential Information. Upon termination of this Agreement, each party shall return to the other party(ies) all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations.

12.6	Unpaid Invoices. The Sub-Transfer Agent may terminate this Agreement immediately upon an unpaid invoice payable by the Funds to the Sub-Transfer Agent being outstanding for more than ninety (90) days, except with respect to any amount subject to a good faith dispute within the meaning of Section 3.4 of this Agreement.

12.7	Bankruptcy. The Funds and the Transfer Agent may terminate this Agreement by notice to the Sub-Transfer Agent, effective at any time specified therein, in the event that (a) the Sub-Transfer Agent ceases to carry on its business or (b) in the event that any of the following occur(s) and is not discharged within thirty days: (i) voluntary institution by the Sub-Transfer Agent of insolvency, receivership, bankruptcy, or any other proceedings for the settlement of the Sub-Transfer Agent’s debt, (ii) involuntary institution of insolvency, receivership, bankruptcy or any other proceedings for settlement of the Sub-Transfer Agent’s debt, (iii) the making of general assignment by the Sub-Transfer Agent for the benefit of creditors; or (iv) the dissolution of the Sub-Transfer Agent.

The Sub-Transfer Agent may terminate this Agreement by notice to the Transfer Agent and the Funds, effective at any time specified therein, in the event that (a) the Transfer Agent or the Funds cease to carry on its business or (b) in the event that any of the following occur(s) and is not discharged within thirty days: (i) voluntary institution by the Transfer Agent or the Funds of insolvency, receivership, bankruptcy, or any other proceedings for the settlement of the Transfer Agent’s or the Funds’ debt, (ii) involuntary institution of insolvency, receivership, bankruptcy or any other proceedings for settlement of the Transfer Agent’s or the Funds’ debt, (iii) the making of general assignment by the Transfer Agent or the Funds for the benefit of creditors; or (iv) the dissolution of the Transfer Agent or the Funds.

13.	Assignment and Third Party Beneficiaries

13.1	Except as provided in Section 14.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the written consent of the other party. Any attempt to do so in violation of this Section shall be void. Unless specifically stated to the contrary in any written consent to an assignment, no assignment will release or discharge the assignor from any duty or responsibility under this Agreement.

13.2	Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Sub-Transfer Agent, the Transfer Agent and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Sub-Transfer Agent, the Transfer Agent and the Funds. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

13.3	This Agreement does not constitute an agreement for a partnership or joint venture between or among the Sub-Transfer Agent, the Transfer Agent and the Funds. Other than as provided in Section 14.1 and Schedule 1.2(f), no party shall make any commitments with third parties that are binding on the other party(ies) without the affected party’s prior written consent.

14.	Subcontractors

14.1	The Sub-Transfer Agent may, with notice, but without further consent on the part of the Transfer Agent or the Funds, subcontract for the performance hereof with a Sub-Transfer Agent affiliate duly registered as a transfer agent under Section 17A(c)(2) of the Securities Exchange Act of 1934; provided, however, that the Sub-Transfer Agent shall be fully responsible to the Transfer Agent and the Funds for the acts and omissions of the Sub-Transfer Agent or its affiliate as it is for its own acts and omissions.

14.2	Nothing herein shall impose any duty upon the Sub-Transfer Agent in connection with or make the Sub-Transfer Agent liable for the actions or omissions to act of unaffiliated third parties such as, by way of example and not limitation, Airborne Services, Federal Express, United Parcel Service, the U.S. Mails, the NSCC and telecommunication companies, provided, if the Sub-Transfer Agent selected such company, the Sub-Transfer Agent shall have exercised due care in selecting the same.

15.	Miscellaneous

15.1	Amendment. This Agreement may be amended or modified by a written agreement executed by all parties.

15.2	Massachusetts Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

15.3	Force Majeure. In the event any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other(s) for any damages resulting from such failure to perform or otherwise from such causes; provided, however, that if the party unable to perform is the Sub-Transfer Agent, then such nonperformance shall only be excused if (i) the Sub-Transfer has maintained a comprehensive disaster recovery or business continuity plan, which is reasonably designed to enable the Sub-Transfer Agent to perform its obligations under this Agreement, and (ii) the Sub-Transfer Agent has acted promptly to implement the Sub-Transfer Agent’s disaster recovery or business continuity plan and is still unable to perform due to the foregoing events. Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

15.4	Consequential Damages. No party to this Agreement shall be liable to the other parties for consequential, indirect or special damages under any provision of this Agreement or for any consequential, indirect or special damages arising out of any act or failure to act hereunder.

15.5	Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

15.6	Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

15.7	Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

15.8	Waiver. No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party(ies) shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

15.9	Merger of Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

15.10	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

15.11	Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

15.12	Notices. All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other(s).

(a) If to Boston Financial Data Services, Inc. to:

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169

Attn: General Counsel, Legal Department

Facsimile: (617) 483-7091

(b) If to the Transfer Agent, to:

VP Distributors, Inc.

101 Munson Street, Suite 104

Greenfield, Massachusetts 01301

Attention: Heidi Griswold

Facsimile: (413) 774-3801

cc: VP Distributors, Inc.

100 Pearl Street, 9th Floor

Hartford, Connecticut 06103

Attention: Counsel

Facsimile: (860) 241-1028

(c) If to the Funds, to:

Virtus Mutual Funds

100 Pearl Street, 9th Floor

Hartford, Connecticut 06103

Attention: Chief Legal Officer

Facsimile: (860) 241-1028

16.	Additional Funds

In the event that any Fund establishes one or more series of Shares or a new investment company is added in addition to those listed on the attached Schedule A, with respect to which the Fund and the Transfer Agent desire to have the Sub-Transfer Agent render services as sub-transfer agent under the terms hereof, the Transfer Agent shall so notify the Sub-Transfer Agent in writing, and if the Sub-Transfer Agent agrees in writing to provide such services, such Fund or such series of Shares shall become a Portfolio (as the case may be) hereunder.

17.	Limitation of Liability for Funds

A copy of the Declaration of Trust of each Fund that is a Massachusetts business trust is on file with the Secretary of the Commonwealth of Massachusetts, and a copy of the Declaration of Trust of each Fund that is a Delaware statutory trust is on file with the Secretary of the State of Delaware. Notice is hereby given that this instrument is executed on behalf of the Board of Trustees of the Fund as trustees and not individually, and that the obligations of this instrument are not binding upon any of the trustees or shareholders of the Fund individually but are binding only upon the assets and property of the Fund; provided, however, that the Declaration of Trust of the Fund provides that the assets of a particular Portfolio of the Fund shall under no circumstance be charged with liabilities attributable to any other Portfolio of the Fund and that all persons extending credit to, or contracting with, or having any claim against, a particular Portfolio of the Fund shall look only to the assets of that particular Portfolio for payment of such credit, contract or claim.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

VIRTUS EQUITY TRUST
VIRTUS INSIGHT TRUST
VIRTUS INSTITUTIONAL TRUST
VIRTUS OPPORTUNITIES TRUST
(collectively, the “Virtus Mutual Funds”)

	By:	/s/ Nancy G. Curtiss

	Name:	Nancy G. Curtiss

	Title:	SVP
ATTEST:

/s/ Nancy J. Engberg

VP DISTRIBUTORS, INC.

	By:	/s/ Heidi Griswold

	Name:	Heidi Griswold

	Title:	Vice President, Mutual Fund Services

ATTEST:

/s/ Nancy J. Engberg

BOSTON FINANCIAL DATA SERVICES, INC.

	BY:	/s/ Richard J. Johnson
Richard J. Johnson
Division Vice President
ATTEST:

SCHEDULE A

(as of January 1, 2010)

Virtus Mutual Funds:

Virtus Equity Trust:

Virtus Balanced Fund

Virtus Capital Growth Fund

Virtus Growth & Income Fund

Virtus Growth Opportunities Fund

Virtus Mid-Cap Core Fund

Virtus Mid-Cap Growth Fund

Virtus Mid-Cap Value Fund

Virtus Quality Small-Cap Fund

Virtus Small-Cap Core Fund

Virtus Small-Cap Growth Fund

Virtus Small-Cap Sustainable Growth Fund

Virtus Strategic Growth Fund

Virtus Tactical Allocation Fund

Virtus Quality Large-Cap Value Fund

Virtus Insight Trust:

Virtus Balanced Allocation Fund

Virtus Core Equity Fund

Virtus Disciplined Small-Cap Opportunity Fund

Virtus Disciplined Small-Cap Value Fund

Virtus Emerging Markets Opportunities Fund

Virtus High Yield Income Fund

Virtus Insight Government Money Market Fund

Virtus Insight Money Market Fund

Virtus Insight Tax-Exempt Money Market Fund

Virtus Intermediate Government Bond Fund

Virtus Intermediate Tax-Exempt Bond Fund

Virtus Short/Intermediate Bond Fund

Virtus Tax-Exempt Bond Fund

Virtus Value Equity Fund

Virtus Institutional Trust:

Virtus Institutional Bond Fund

Virtus Opportunities Trust:

Virtus Alternatives Diversifier Fund

Virtus Bond Fund

Virtus CA Tax-Exempt Bond Fund

Virtus Foreign Opportunities Fund

Virtus Global Infrastructure Fund

Virtus Global Opportunities Fund

Virtus Global Real Estate Securities Fund

Virtus Greater Asia ex Japan Opportunities Fund

Virtus Greater European Opportunities Fund

Virtus High Yield Fund

Virtus International Real Estate Securities Fund

Virtus Market Neutral Fund

Virtus Multi-Sector Fixed Income Fund

Virtus Multi-Sector Short Term Bond Fund

Virtus Real Estate Securities Fund

Virtus Senior Floating Rate Fund

Virtus AlphaSectorSM Rotation Fund

Virtus AlphaSectorSM Allocation Fund

SCHEDULE 1.2(f)

AML DELEGATION

January 1, 2010

1.	Delegation

1.1	In order to assist the Transfer Agent with the Funds’ AML responsibilities under applicable AML laws, the Sub-Transfer Agent offers certain AML Procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Funds. The Transfer Agent has had an opportunity to review the AML Procedures with the Sub-Transfer Agent and desires to implement the AML Procedures as part of the Funds’ overall AML program (the “AML Program”).

1.2	Accordingly, subject to the terms and conditions set forth in this Agreement, the Transfer Agent hereby instructs and directs the Sub-Transfer Agent to implement the AML Procedures as set forth in Section 4 below on the Fund’s behalf and delegates to the Sub-Transfer Agent the day-to-day operation of the AML Procedures. The AML Procedures set forth in Section 4 may be amended, from time to time, by mutual agreement of the Transfer Agent and the Sub-Transfer Agent upon the execution by such parties of a revised Schedule 1.2(f) bearing a later date than the date hereof.

1.2	The Sub-Transfer Agent agrees to perform such AML Procedures, with respect to the ownership of Shares in the Funds for which the Sub-Transfer Agent maintains the applicable shareholder information, subject to and in accordance with the terms and conditions of this Agreement.

2.	Limitation on Delegation. The Transfer Agent acknowledges and agrees that in accepting the delegation hereunder, the Sub-Transfer Agent is agreeing to perform only the AML Procedures, as the same may from time to time be amended and is not undertaking and shall not be responsible for any other aspect of the AML Program or for the overall compliance by the Transfer Agent or the Funds with the USA PATRIOT Act or for any other matters delegated by the Funds to the Transfer Agent that have not been further delegated hereunder. Additionally, the parties acknowledge and agree that the Sub-Transfer Agent shall only be responsible for performing the AML Procedures with respect to the ownership of, and transactions in, shares in the Funds for which the Sub-Transfer Agent maintains the applicable shareholder information.

3.	Consent to Examination. In connection with the performance by the Sub-Transfer Agent of the AML Procedures, the Sub-Transfer Agent understands and acknowledges that the Transfer Agent and the Funds remain responsible for assuring compliance with the USA PATRIOT Act and that the records the Sub-Transfer Agent maintains for the Transfer Agent on behalf of the Funds relating to the AML Program may be subject, from time to time, to examination and/or inspection by federal regulators in order that the regulators may evaluate such compliance. The Sub-Transfer Agent hereby consents to such examination and/or inspection and agrees to cooperate with such federal examiners in connection with their review. For purposes of such examination and/or inspection, the Sub-Transfer Agent will use its best efforts to make available, during normal business hours and on reasonable notice all required records and information for review by such examiners.

SCHEDULE 1.2(f)

AML DELEGATION

(continued)

4.	AML Procedures.

4.1	Consistent with the services provided by the Sub-Transfer Agent and with respect to the ownership of shares in the Fund for which the Sub-Transfer Agent maintains the applicable shareholder information, the Sub-Transfer Agent shall:

(a)	Submit all new account registrations and registration changes through the Office of Foreign Assets Control (“OFAC”) database and such other lists or databases as may be required from time to time by applicable regulatory authorities on a daily basis;

(b)	Submit all account registrations through OFAC databases and such other lists or databases as may be required from time to time by applicable regulatory authorities;

(c)	Submit special payee information from checks, outgoing wires and systematic withdrawal files through the OFAC database on a daily basis;

(d)	Review redemption transactions that occur within thirty (30) days of account establishment or registration change or banking information change;

(e)	Review wires sent pursuant to banking instructions other than those on file with the Sub-Transfer Agent;

(f)	Review accounts with small balances followed by large purchases;

(g)	Review accounts with frequent activity within a specified date range followed by a large redemption;

(h)	Review purchase and redemption activity per tax identification number (“TIN”) within the Funds to determine if activity for that TIN exceeded the $100,000 threshold on any given day;

(i)	Monitor and track cash equivalents under $10,000 for a rolling twelve-month period; if the threshold is exceeded, file IRS Form 8300 and issue the Shareholder notices as required by the IRS;

(j)	Determine when a suspicious activity report (“SAR”) should be filed as required by regulations applicable to mutual funds; prepare and file the SAR; provide the Transfer Agent with a copy of the SAR within a reasonable time after filing; and notify the Transfer Agent if any further communication is received from the U.S. Department of the Treasury or other law enforcement agencies regarding such filing;

(k)	Compare account information to any FinCEN request received by the Transfer Agent and provided to the Sub-Transfer Agent pursuant to USA PATRIOT Act Sec. 314(a). Provide the Transfer Agent with documentation/information necessary to respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames; and

2

SCHEDULE 1.2(f)

AML DELEGATION

(continued)

(l)	In accordance with procedures agreed upon by the parties (which may be amended from time to time by mutual agreement of the parties) (i) take steps to verify the identity of any person seeking to open an account with the Funds and notify the Transfer Agent in the event such person cannot be verified, (ii) maintain records of the information used to verify the person’s identity, as required, and (iii) determine whether the person appears on any lists of known or suspected terrorists or terrorist organizations provided to the Transfer Agent by any government agency.

(m)	Conduct due diligence and if required, enhanced due diligence in accordance with 31 C.F.R. 103.176(b) for new and existing correspondent accounts for foreign financial institutions (as defined in 31 C.F.R. 103.175). The Sub-Transfer Agent will perform an assessment of the money laundering risk presented by the account based on a consideration of relevant factors in accordance with applicable law and information provided by the foreign financial institution in a financial institution questionnaire. If an account is determined to have a medium or above risk-ranking, the Sub-Transfer Agent will monitor the account on a monthly basis for unusual activity. In the situation where due diligence cannot be completed with respect to an account, the Sub-Transfer Agent will contact the Transfer Agent’s AML Officer for further instruction.

(n)	Upon the request by the Transfer Agent, conduct due diligence to determine if the Fund is involved with any foreign jurisdiction, institution, class of transactions and a type of account designated, from time to time, by the U.S. Department of Justice in order to identify and take certain “special measures” against such entities as required under Section 311 of the USA PATRIOT Act (31 C.F.R. 103.193).

4.2	In the event that the Sub-Transfer Agent detects suspicious activity as a result of the foregoing AML Procedures, which necessitates the filing by the Sub-Transfer Agent of a SAR, a Form 8300 or other similar report or notice to OFAC, then the Sub-Transfer Agent shall also immediately notify the Transfer Agent, unless prohibited by applicable law.

3

SCHEDULE 1.2(g)

OMNIBUS TRANSPARANCY SERVICES

Dated: January 1, 2010

A.	The Transfer Agent shall provide the following information to the Sub-Transfer Agent:

1.	The name and contact information for each Financial Intermediary with which the Funds have a “shareholder information agreement” (under which the Financial Intermediary agrees to provide, at the Transfer Agent’s request, identity and transaction information about shareholders who hold their shares through an account with the Financial Intermediary (an “accountlet”)), that is to receive an information request;

2.	The Funds to be included, along with each Fund’s frequent trading policy, under surveillance for the Financial Intermediary;

3.	The frequency of supplemental data requests from the Sub-Transfer Agent;

4.	The duration of supplemental data requests (e.g. 60 days, 90 days); and

5.	The expected turnaround time for a response from the Financial Intermediary to an information request (including requests for supplemental data).

B.	Upon receipt of the foregoing information, the Transfer Agent hereby authorizes and instructs the Sub-Transfer Agent to perform the following Services:

1.	Financial Intermediary Surveillance Schedules

(a)	Create a system profile and infrastructure to establish and maintain Financial Intermediary surveillance schedules and communication protocol/links.

(b)	Initiate information requests to the Financial Intermediaries.

2.	Data Management Monitoring

(a)	Monitor status of information requests until all supplemental data is received.

(b)	If a Financial Intermediary does not respond to a second request from the Sub-Transfer Agent, the Sub-Transfer Agent shall notify the Transfer Agent for the Transfer Agent to follow up with the Financial Intermediary.

3.	Customized Reporting for Market Timing Analysis

(a)	Run information received from the Financial Intermediaries through TA2000 System functionalities (utilizing PowerSelect tables, Short Term Trader and Excessive Trader).

4

SCHEDULE 1.2(g)

OMNIBUS TRANSPARANCY SERVICES

(continued)

(b)	Generate exception reports using parameters provided by the Transfer Agent.

4.	Daily Exception Analysis of Market Timing Policies for Supplemental Data Provided

(a)	Review daily short-term trader exceptions, daily excessive trader exceptions, and daily supplemental data reconciliation exceptions.

(b)	Analyze Financial Intermediary supplemental data (items), which are identified as “Potential Violations” based on parameters established by the Funds.

(c)	Confirm exception trades and if necessary, request additional information regarding Potential Violations.

5.	Communication and Resolution of Market Timing Exceptions

(a)	Communicate results of analysis to the Transfer Agent or upon request of the Transfer Agent directly to the Financial Intermediary.

(b)	Unless otherwise requested by the Transfer Agent and as applicable, instruct the Financial Intermediary to (i) restrict trading on the accountlet, (ii) cancel a trade, or (iii) prohibit future purchases or exchanges.

(c)	Update AWD with comments detailing resolution.

6.	Management Reporting

(a)	Provide periodic reports, in accordance with agreed-upon frequency and content parameters, to the Funds. As reasonably requested by the Transfer Agent, the Sub-Transfer Agent shall also furnish ad hoc reports to the Transfer Agent.

7.	Support Due Diligence Programs

(a)	Update system watch list with pertinent information on trade violators.

5

SCHEDULE 1.2(h)

DIVISION OF SERVICES

January 1, 2010

Function	Transfer Agent	Sub-Transfer Agent
Transaction Processing
Remittance Cash Processing (DDPS System)		X
Remittance Cash Processing QA		X
Offline Cash Deposits		X
Remittance Cash Processing – Items not in good order	X	X
Check Imaging – (ESTUB)		X
Plan Allocation Group Purchase Lists/Transmissions		X
Prepare Cash Estimates		X
ACH Payroll		X
ACH Payroll QA		X

Federal Fund Wire Purchases		X
Federal Fund Wire Purchases QA		X

New Account Setup		X
New Account Quality Assurance (QA)		X

Transfers (Reregistrations)		X
Transfers QA		X

Exchanges		X
Exchanges QA		X

Redemptions		X
Redemptions QA		X
Federal Funds Wire Redeems		X
Federal Funds Wire Redeems QA		X

Wire Order
Trade Establishment		X
Trade Settlement (Checks to BFDS)		X
QA		X
Monitoring of Outstanding Trades	X	X

Maintenance		X
Maintenance QA		X

Certificates		X
Certificates QA		X

Adjustments		X
Adjustments QA		X

6

SCHEDULE 1.2(h)

DIVISION OF SERVICES

January 1, 2010

Function	Transfer Agent	Sub-Transfer Agent
Transaction Processing

Vendor Oversight	X
SLA Review and Adherence	X
Management and Board Reporting	X
Ongoing Due Diligence and Feedback	X
Invoice and Billing Reconciliation	X

Customer Service
Telephones for Open and Closed End Funds (Series 6)	X
Correspondence (Shareholder/Dealer Letters/Emails)	X
Correspondence QA	X

Dealer Services
NSCC FundServ/Networking Implementation	X	X
NSCC FundServ/Networking Activity Monitoring and Trade Corrections		X
Dealer and Advisor File Maintenance		X
System Enhancements		X
Create NSCC Position Files		X
Create NSCC Commission Files		X
Telephones for NSCC Firms – segregation for Focus Firms		X

Operator Security
TA2000		X
AWD		X

Fund Control Reconciliation
Cash Settlement (including NSCC)		X
Reconcile Transfer Agent DDA’s		X
Compile Fund Share Activity & Estimates and Transmit to PFPC		X
Checkwriting Payments		X
Research and Resolve Imbalances	X	X
Calculate and Pay Distributions		X
Produce Commission Data		X
Prepare Manual Checks		X
Sub Transfer Agent / Networking Invoice Reconciliation and Payment	X	X

7

SCHEDULE 1.2(h)

DIVISION OF SERVICES

January 1, 2010

Function	Transfer Agent	Sub-Transfer Agent
Transaction Processing

Print & Electronic Output
Checks (Redeem, SWP, Dividend, Replacement)	X (outside vendor)
Investor Statements (Daily & Quarterly)	X (outside vendor)
Maintenance Verification (Bank or Address change)	X (outside vendor)
Tax Forms	X (outside vendor)
Corrected Tax Forms		X (DSTOutput)
RPO Mail		X
Microfiche (COOL)		N/A
CD Rom (Investment Checks)		X
E-Statements/Tax Forms		X (DSTOutput)
Dealer Statement CDRoms	X (outside vendor)
Statement Suppression & Consent Database		X (DSTOutput)
Annual Account History Transcripts (COOL)	X

Compliance/Regulatory
Year End Tax Reporting		X
Proxy Mailing and Tabulation		X
Lost Shareholder Recovery and Reporting		X
Lost Certificate Filing and Processing		X
B & C Notice Reporting		X
Notice of Levy & Subpoena		X
Escheatment		X
W-8, W-9 Solicitation		X
Withholding Filing & Disbursement		X
Non Resident Alien Tax Reporting		X
Monitor Unusual Activity Report		X
Multi-State Bank Match Process		X
Monitor As Of Activity	X	X
Anti-Money Laundering/USA Patriot Act		X
Complaint Review and Reporting	X
Daily Excess Activity Review	X	X
22c2 – Monitoring and Reporting	X	X

8

SCHEDULE 1.2(h)

DIVISION OF SERVICES

January 1, 2010

Function	Transfer Agent	Sub-Transfer Agent
Transaction Processing

Client Services
Run Monthly Transaction Jobs		X
New Fund Setup	X	X
Fund Option Updates		X
Adhoc TA2000 Reports		X
Fund Mergers	X	X
Fund Closings	X	X
Mailings		X
Fiduciary Administration Fee	X	X
Billing to Fund for TA Services		X

Support
Maintain Dedicated PO Box		X
Mail Pickup		X
Mail Sort		X
Scanning		X
Records Retention	X	X
Global Systems Enhancements		X
Fund Specific Systems Enhancements	X	X
AWD Reporting	X	X
Reports On Line		X
Network Support/Maintenance		X
AWD Mainframe Support/Maintenance	X	X
Technical Support	X	X

9

SCHEDULE 1.2(l)

INTERNET PRESENTMENT APPLICATIONS

Dated: January 1, 2010

Services set forth on this Schedule 1.2(l) and the applicable fees set forth on Schedule 3.1 are intended by the parties to apply through December 31, 2012 absent the earlier termination or non-renewal of the Agreement to which this Schedule is a part in accordance with Section 12 of the Agreement.

The Transfer Agent and the Funds acknowledges that the Sub-Transfer Agent intends to subcontract for the performance of its obligations under this Schedule to its affiliate, DST Output, and the Transfer Agent and the Funds hereby consent to such sub-contracting; provided, however, that the Sub-Transfer Agent shall be fully responsible to the Transfer Agent and the Funds for the acts and omissions of such affiliate as it is for its own acts and omissions. The Sub-Transfer shall also be responsible for such affiliate’s compliance, in connection with its performance of the services under this Schedule, with the confidentiality and information security obligations of this Agreement with respect to the information of the Transfer Agent, the Funds and the Funds’ shareholders.

1.	Description of Services

1.1	Data Processing

Upon receipt of the applicable data pursuant to this Schedule 1.2(l), the Sub-Transfer Agent will process, format and index the data for presentment of electronic documents of a design and electronic format specified by the Transfer Agent.

1.2	Data Hosting

The Sub-Transfer Agent will load and host the data so that documents may be displayed via Internet access. Statements and tax forms will be housed in on-line primary storage for a period of two (2) years following the processing of the document.

1.3	Email Notification

The Sub-Transfer Agent will create and generate email notifications to the email addresses contained in the consent management database or provided by the Transfer Agent when new documents are posted to the document warehouse and are available for viewing. The email notification processing will be based on common Internet mail client protocols for compatibility with most web email systems and browsers. Bounced email processing will also be performed to identify any emails that are undeliverable.

1.4	Additional Services

In addition, the Sub-Transfer Agent shall provide raw data processing, automated, and ad hoc email message delivery including delivery tracking, message interaction tracking, web-based ad hoc email messaging, file transmissions of consent data or activity, and hosting of compliance documents.

10

SCHEDULE 1.2(l)

INTERNET PRESENTMENT APPLICATIONS

(continued)

Dated: January 1, 2010

The Project Requirements Document agreed between the Transfer Agent and the Sub-Transfer Agent describes all requirements for customization of the Services pursuant to this Schedule 1.2(l), the web site, and other systems and software utilized in connection with performance of such Services. The Transfer Agent and the Sub-Transfer Agent each will comply with the terms of the Project Requirements Document, including without limitation any terms that describe any project assistance that may be required for completion of deliverables described in the Project Requirements Document. The Services pursuant to this Schedule 1.2(l) may also include such additional services and/or customization as may be mutually agreed upon by the Transfer Agent and the Sub-Transfer Agent from time to time. Each such additional service and/or customization, together with such additional pricing, fees, expenses, terms, conditions, as mutually agreed by such parties, shall be detailed in a separate Project Requirements Document that will be annexed to and made a part of this Schedule 1.2(l).

2.	SERVICE AND QUALITY STANDARDS

The Sub-Transfer Agent shall meet the performance levels identified in the following table assuming the Internet, third party providers, and network components external to the Sub-Transfer Agent are available and operating. (Notwithstanding the foregoing proviso, in the event the availability and/or operation of the Internet, third party providers, and network components external to the Sub-Transfer Agent are within the Sub-Transfer Agent’s reasonable control, the Sub-Transfer Agent shall be held to the performance levels identified in the following table irrespective of such availability or operation.)

2.1	Availability

The following service levels will be reviewed periodically to determine whether revisions are required due to changing business needs. The Transfer Agent and the Sub-Transfer Agent will mutually agree upon any change.

Function	Availability/Turnaround Time	Definition
Access to Electronic Documents	24x7x365	Up-time availability of 98% or greater availability not including scheduled maintenance. In addition, services will not be available during scheduled maintenance, which will be communicated to Transfer Agent prior to the downtime.

Note Up-time = Total time – (scheduled maintenance time + down time)/ (total time – scheduled maintenance time)

Scheduled maintenance time is not included in the up-time calculation.

11

SCHEDULE 1.2(l)

INTERNET PRESENTMENT APPLICATIONS

(continued)

Dated: January 1, 2010

On-line Documents (regardless of load frequency)	Within 5 Business Days from Start of Clock for release to Transfer Agent website.	“Start of Clock” means the complete receipt of usable data file.

E-mail Notification	Within twenty-four (24) hours of the later of (1) release to Transfer Agent website, or (2) receipt of daily e-mail address file.	Email notifications to the email addresses contained in the consent management database when new documents are posted to the document warehouse and are available for viewing.

2.2	Solution Assumptions

•	On Line Hot Storage 24 months

•	Transfer Agent must be a DST Systems Customer Legal Owner for consent processing and suppression

•	Transfer Agent must be using version 3.12 of TA Desktop for CSR access to online statements

•	Transfer Agent must be using FAN Web for shareholder viewing

•	Standard implementation includes access through TA Desktop and the eSolutions audit site

•	Documents will be loaded for all accounts, regardless of consent

•	Documents will require same indexes - Fund Name, Account Number, SSN

•	Document presented as PDF format only

•	Standard Offering Features:

•	FAN Web consent templates required (FAN Web setup charges apply).

•	FAN Web fees will apply for inquiry and transactions.

•	Pricing does not include any DST Systems Fan Web / Vision fees

2.3	Service Level Parameters

Transfer Agent recognizes that certain normal scheduled outages (including, but not limited to scheduled maintenance, of which Transfer Agent will be notified within thirty (30) days of the initiation of processing) and pre-planned extraordinary events (e.g. major hardware or software installations) may affect Sub-Transfer Agent’s ability to achieve the agreed performance levels.

Provided that nothing in this Schedule 1.2(l) is intended to, or does, alter the standard of care or other obligations of Sub-Transfer Agent as stated elsewhere in this Agreement, Sub-Transfer Agent shall not be in breach of this Agreement for not meeting these agreed upon performance parameters when such failure was a result of:

•	Failure or unavailability of communication lines outside of the Sub-Transfer Agent facilities

•	Failure or unavailability of the Internet

•	A failure to perform properly or timely by a third party whose performance is a prerequisite for Sub-Transfer Agent’s performance.

•	A preplanned extraordinary event (e.g. a hardware or software installation)

•	Transfer Agent was notified in writing of such outage or install is occurring outside of the reserved maintenance window.

12

SCHEDULE 1.2(l)

INTERNET PRESENTMENT APPLICATIONS

(continued)

Dated: January 1, 2010

The Sub-Transfer Agent assumes no responsibility for the business results achieved from use of the Electronic Services or errors or interruptions caused by third parties, including but not limited to (i) failures attributable to user errors or misuse of the Electronic Services, (ii) failures to use corrections supplied by the Sub-Transfer Agent, or (iii) modifications by Transfer Agent or any third party. The Sub-Transfer Agent makes no warranty with respect to the performance of third parties such as web portals, internet service providers and telecommunication carriers, or as to the reliability, security or performance of the internet.

If the timely availability of any Sub-Transfer Agent system or service depends on equipment Transfer Agent controls (such as Transfer Agent’s network, servers, and workstations), Transfer Agent is responsible for the proper functioning of such equipment and that such equipment properly utilizes Sub-Transfer Agent’s software and data. Sub-Transfer Agent shall have no responsibility or liability of the unavailability of system or service where such unavailability results in whole or in part from Transfer Agent controlled equipment.

2.4 Internet. Transfer Agent acknowledges that the Internet is an unsecure, unstable, unregulated, unorganized and unreliable environment, and that the ability of the Sub-Transfer Agent to provide the Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers and encryption system developers and other vendors and third parties. In addition to the other events of Force Majeure set forth in the Agreement, neither Party shall be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to power failures, functions or malfunctions of the Internet, telecommunications services, firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement, in each case to the extent that such conditions are not within the reasonable control of the Sub-Transfer Agent; provided with respect to the Sub-Transfer Agent, however, that it has established and maintains such back-up system(s) and disaster recovery plan(s) as are required by its regulators and all laws and regulations applicable to the Sub-Transfer Agent or otherwise customary for entities performing the types of duties the Sub-Transfer Agent is obligated to perform under this Agreement.

3.	Data Transmission

Transfer Agent will transmit via a mutually agreed upon method and on an agreed upon schedule. Delivery of the applicable data to the Sub-Transfer Agent’s production facility will be via the format, protocols and formatting instructions set forth in the agreed Project Requirements Document and such data must fulfill the requirements identified in the Project Requirements Document. The Sub-Transfer Agent may upgrade its communication processing equipment provided such change does not require the Transfer Agent to materially modify its transmission equipment. Delivery of applicable data to the Sub-Transfer Agent will be at the Transfer Agent’s expense. For data line transmissions, the Transfer Agent will have financial and operational responsibility for data transmission from the Transfer Agent’s computer facility to the Sub-Transfer Agent’s production facility. The Sub-Transfer Agent will have no responsibility for delays or errors resulting from the Transfer Agent’s failure to provide applicable data correctly.

13

SCHEDULE 1.2(l)

INTERNET PRESENTMENT APPLICATIONS

(continued)

Dated: January 1, 2010

All Sub-Transfer Agent facilities are subject to routine weekly maintenance during which the Sub-Transfer Agent’s data centers may be unavailable to receive data transmissions from the Transfer Agent. In addition, no more than two (2) times each calendar year, each Sub-Transfer Agent facility is taken down completely for extended maintenance, for approximately twelve (12) hours. The Sub-Transfer Agent will use reasonable efforts to schedule the extended maintenance events so as to minimize disruption to the Transfer Agent’s operations and shall provide at least fifteen (15) days prior notice of such events. Any Turnaround Time commitment for data received from the Transfer Agent during the twelve (12) hour extended maintenance periods shall be extended by the time of the maintenance periods.

The Transfer Agent may, at its option, transmit applicable data before the Transfer Agent has made a final accuracy check. Therefore, the Sub-Transfer Agent will hold all production until a written or electronic release has been issued by the Transfer Agent. Should retransmissions be necessary or a release be issued that is later rescinded, the Transfer Agent shall pay the Sub-Transfer Agent for any work performed prior to rescission at the rates set forth in Schedule 3.1.

14

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: January 1, 2010

1.	On each day on which both the New York Stock Exchange and the Fund are open for business (a “Business Day”), the TPA(s) shall receive, on behalf of and as agent of the Fund, Instructions (as hereinafter defined) from the Plan. Instructions shall mean as to each Fund (i) orders by the Plan for the purchases of Shares, and (ii) requests by the Plan for the redemption of Shares; in each case based on the Plan’s receipt of purchase orders and redemption requests by Participants in proper form by the time required by the terms of the Plan, but not later than the time of day at which the net asset value of a Fund is calculated, as described from time to time in that Fund’s prospectus. Each Business Day on which the TPA receives Instructions shall be a “Trade Date”.

2.	The TPA(s) shall communicate the TPA(s)’s acceptance of such Instructions, to the applicable Plan.

3.	On the next succeeding Business Day following the Trade Date on which it accepted Instructions for the purchase and redemption of Shares, (TD+1), the TPA(s) shall notify the Sub-Transfer Agent of the net amount of such purchases or redemptions, as the case may be, for each of the Plans. In the case of net purchases by any Plan, the TPA(s) shall instruct the Trustees of such Plan to transmit the aggregate purchase price for Shares by wire transfer to the Sub-Transfer Agent on (TD+1). In the case of net redemptions by any Plan, the TPA(s) shall instruct the Fund’s custodian to transmit the aggregate redemption proceeds for Shares by wire transfer to the Trustees of such Plan on (TD+1). The times at which such notification and transmission shall occur on (TD+1) shall be as mutually agreed upon by each Fund, the TPA(s), and the Sub-Transfer Agent.

4.	The TPA(s) shall maintain separate records for each Plan, which record shall reflect Shares purchased and redeemed, including the date and price for all transactions, and Share balances. The TPA(s) shall maintain on behalf of each of the Plans a single master account with the Sub-Transfer Agent and such account shall be in the name of that Plan, the TPA(s), or the nominee of either thereof as the record owner of Shares owned by such Plan.

5.	The TPA(s) shall maintain records of all proceeds of redemptions of Shares and all other distributions not reinvested in Shares.

6.	The TPA(s) shall prepare, and transmit to each of the Plans, periodic account statements showing the total number of Shares owned by that Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan on Shares during the statement period (whether paid in cash or reinvested in Shares).

7.	The TPA(s) shall, at the request and expense of each Fund, transmit to the Plans prospectuses, proxy materials, reports, and other information provided by each Fund for delivery to its shareholders.

15

SCHEDULE 2.1

THIRD PARTY ADMINISTRATOR(S) PROCEDURES

Dated: January 1, 2010

(continued)

8.	The TPA(s) shall, at the request of each Fund, prepare and transmit to each Fund or any agent designated by it such periodic reports covering Shares of each Plan as each Fund shall reasonably conclude are necessary to enable the Fund to comply with state Blue Sky requirements.

9.	The TPA(s) shall transmit to the Plans confirmation of purchase orders and redemption requests placed by the Plans; and

10.	The TPA(s) shall, with respect to Shares, maintain account balance information for the Plan(s) and daily and monthly purchase summaries expressed in Shares and dollar amounts.

11.	Plan sponsors may request, or the law may require, that prospectuses, proxy materials, periodic reports and other materials relating to each Fund be furnished to Participants in which event the Sub-Transfer Agent or each Fund shall mail or cause to be mailed such materials to Participants. With respect to any such mailing, the TPA(s) shall, at the request of the Sub-Transfer Agent or each Fund, provide at the TPA(s)’s expense a complete and accurate set of mailing labels with the name and address of each Participant having an interest through the Plans in Shares.

16

SCHEDULE 3.1

FEES

Effective Date: January 1, 2010 through May 31, 2012

General: Fees are billable on a monthly basis at the rate of 1/12th of the annual fee. A charge is made for an account in the month that an account opens or closes. A CUSIP that merges with another CUSIP shall be charged account service fees through May of the year following the calendar year in which the CUSIP merged. CUSIPs are subject to account service fees until purged from the TA2000 System.

Annual Account Service Fees:

Open Accounts[1]

Up to 700,000 accounts[2]
Direct Accounts
Networked Accounts (ML 3)

Accounts in excess of 700,000
Direct Accounts
Networked Accounts (ML 3)

Accounts in excess of 1,000,000
Direct Accounts
Networked Accounts (ML 3)

Closed Accounts

Complex Base Fee

Fees also include the following services at no additional charge:

Audio Response - not including long distance and advanced features

State Tax Reporting

AML - Networked & Non-Networked

Federal Wires

Compliance Program

Regulatory Compliance

Same Day Cash

(cont’d on next page)

[1]	Open Accounts are defined as an account which is open at any time during the month. Open Accounts may also be referred to as “Accounts Serviced”.
[2]	Breakpoint Discounts

For Accounts 700,001-1,000,000 the Sub-Transfer Agent will provide a discount of $    /Yr/Acct.

For each Account the Sub-Transfer Agent services above 1,000,000 a TOTAL discount of $    /Yr/Acct will apply.

For example: If the Sub-Transfer Agent services 1,000,000 Accounts the discount would be $                                    .

If the Sub-Transfer Agent services 1,050,000 Accounts the discount would be $                                             .

SCHEDULE 3.1

FEES

(continued)

Fees also include the following services at no additional charge:

AWD RIP

Omnibus Transparency (investigation fees only)

Investor

12b1/TASS

12b1 processing

Checkwriting

Commfee

Crystal reporting (for agreed upon reports where information available through Powerselect)

Sub-TA invoice process

Omnibus Transparency Full Service Fees:

Annual Technology Fee
Accountlets[3]
0-500,000
500,001-2,000,000
2,000,001 and greater

Investigation Fees

Internet Presentment Application Fees:

ELECTRONIC SERVICES

Application	Type: Investor Statement & Tax

1.1 ELECTRONIC SOLUTIONS

	Item	Charge Unit	Unit Price
1.	Loading Fee (Investor statement & Tax)

2.	Consent and Notification (Compliance and Investor Statements)

3.	Archive Year to Year

[3]	An accountlet is the underlying sub-position on a Financial Intermediary’s system for an omnibus account.
[4]	Sub-Transfer Agent shall provide at least 60 days prior written notice to the Transfer Agent in the event Sub-Transfer Agent removes this fee waiver.

2

SCHEDULE 3.1

FEES

(continued)

Internet Presentment Application Fees:

(continued)

1.2a. IMPLEMENTATION (per management company to develop eSolution application)

	Item	Charge Unit	Unit Price
1.	Electronic Development Investor Statement*		$
2.	Electronic Development Compliance		$
3.	Electronic Development Tax		$

*  Fees cover initial document load for Investor Statements and setting up environment for electronic delivery (integration into applicable portals, networking and working with outside print vendor.)

1.2b.IMPLEMENTATION (per management company to code print software for eSolution)

	Item	Charge Unit	Unit Price
1.	Transfer Agent Systems Development – Investor Statements		$
2.	Transfer Agent Systems Development - Tax		$
1.3 OTHER FEES
	Item	Charge Unit	Unit Price
1.	Quarterly Minimum (per management company requirement waived – applies to all US Bank electronic recurring fees)		$
2.	Development (standard rate applies after initial implementation and for out of scope initial implementation requirements)		$

3

SCHEDULE 3.1

FEES

(continued)

Out of Pocket Expenses:	Billed as Incurred
In accordance with Section 3.2 of the Agreement. Out-of-pocket expenses will not be increased without the prior approval of the Transfer Agent.

4